Aimco

CREATING VALUE

Second Quarter 2021

Earnings Release and Supplemental Schedules

707 Leahy Apartments

Redwood City, CA

Table of Contents

Page
3	Earnings Release
7	Strategic Overview
12	Consolidated Statements of Operations
13	Consolidated Balance Sheets
14	Schedule 1 – EBITDAre and Adjusted EBITDAre
15	Schedule 2 – Aimco Leverage and Maturities
16	Schedule 3 – Aimco Portfolio
17	Schedule 4 – Aimco Capital Additions
18	Schedule 5 – Aimco Development and Redevelopment Project Summaries
19	Schedule 6 – Stabilized Operating Properties
20	Schedule 7 – Acquisitions, Dispositions, and Leased Communities
21	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

Aimco Reports Second Quarter 2021 Results and Provides Strategic Overview

Denver, Colorado, August 13, 2021 – Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today second quarter results for 2021.

Wes Powell, Aimco President and Chief Executive Officer, comments: “The fundamentals of the apartment market have largely recovered from the impacts of 2020 and investor demand for multifamily properties is strong.  Aimco’s experienced team, diversified portfolio and pipeline of future opportunities have us well positioned for growth. Results within our stabilized operating portfolio are accelerating, our active development projects are on track to create significant value for shareholders, and our pipeline is steadily expanding... having recently secured new investment opportunities with the potential for approximately four million square feet of new development in high-growth markets.  The first half of 2021 has been productive, I am thankful for the dedication of the Aimco team and energized by what lies ahead.”

Lynn Stanfield, Aimco Executive Vice President and Chief Financial Officer, comments: “In the second quarter, we invested $49 million into our active development and redevelopment projects, started construction on a luxury single-family rental development in Corte Madera, California, and began the major redevelopment of Hamilton on the Bay in Miami, Florida. When complete and fully stabilized, our currently active development and redevelopment projects are expected to produce approximately $60 million of net operating income. Aimco’s balance sheet and today’s liquid capital markets provide a strong foundation for our growing investment platform. In the second quarter, Aimco closed two construction loans with commitments of $251 million and currently has access to $445 million of cash and capacity on its revolving credit facility.”

Financial Results and Recent Highlights

•

Net loss attributable to common stockholders per share, on a dilutive basis, was $0.13 for the quarter ended June 30, 2021, compared to net income per share of $0.02 for the same period in 2020, due primarily to unrealized losses on interest rate options which provide a hedge against the re-pricing of future debt maturities.

•	Aimco Total Shareholder Return was 32%, year-to-date through July 2021.
•	Aimco invested $49 million in development and redevelopment activities during the second quarter and leased more than 200 homes at properties currently in lease-up.
•	Aimco closed $251 million of construction financing and ended the second quarter with $445 million of liquidity, including cash and capacity on its revolving credit facility.
•	Aimco entered into agreements totaling $53 million to acquire property for development in Colorado Springs, Colorado, and Fort Lauderdale, Florida.
•	Aimco acquired, for $19 million, property adjacent to its Hamilton on the Bay asset located in Miami, Florida, providing additional development opportunity.
•	Revenue from Aimco’s Operating Properties was up 2.3% year-over-year, with occupancy up 140 basis points and average revenue per apartment home up 0.8%.
•	Net Operating Income from Aimco’s Operating Properties was up 4.0% from the first quarter of 2021 and up 0.7% year-over-year.

Second Quarter 2021 Earnings Release and Supplemental Schedules | 3

Development and Redevelopment

Aimco’s dedicated team sources and executes development and redevelopment projects across Aimco’s national platform. Aimco seeks outsized returns on incremental capital invested, for itself and its partners, through its team’s local insights regarding sub-market fundamentals, the specific property location, a deep understanding of how best to meet the end users’ needs and wants, a disciplined commitment to mitigating risk during the construction process, and a passion for quality. Aimco believes that each of these components are critical to the creation of an investment platform that is both sustainable and viable independent of broader market conditions.

In the second quarter, Aimco had eight active development and redevelopment projects located in five different markets across the United States. These projects remain on track, as evidenced by project-level budget and schedule, lease-up metrics, and current market valuations.

Construction Activity

During the three months ended June 30, 2021, Aimco invested approximately $49 million at its development and redevelopment projects.

•

At the North Tower of Flamingo Point in Miami Beach, Florida, the major redevelopment continues on plan with approximately $27 million remaining to invest. Apartment homes are planned for initial delivery in the third quarter with construction completion scheduled for 2022 and stabilization targeted for 2024. Pre-leasing has been strong, as of July 31, 2021, approximately one-third of the units have been leased prior to delivery at rates ahead of initial targets.

•

Upton Place in Upper-Northwest Washington, D.C., is progressing on schedule and on-budget, with approximately $213 million remaining to complete construction. The project is scheduled for completion in 2024 and stabilization is targeted for 2026.

•

The Benson Hotel and Faculty Club on the Anschutz Medical and Life Sciences Campus in Aurora, Colorado, is on budget and on schedule with a remaining investment of approximately $53 million. The project is scheduled for completion in early 2023 and stabilization in late 2026.

•

In Corte Madera, California, Aimco began development activity on 16 luxury single family rental homes, each averaging approximately 3,200 sf, plus eight accessory dwelling units. The land for this development is being leased from AIR Communities and is located adjacent to AIR Communities’ Preserve at Marin apartment community.  Aimco expects the total development cost to be $47 million with deliveries beginning in 2023 and stabilization occurring in 2025.

•

In the Edgewater neighborhood of Miami, Florida, Aimco began the major redevelopment of the existing apartment building at Hamilton on the Bay. The scope of Aimco’s investment will completely renew the waterfront high-rise which benefits from spacious apartment homes (averaging 1,411 sf) and an abundance of outdoor and amenity space that was previously underutilized. Aimco expects the redevelopment investment at Hamilton on the Bay will be $92 million with apartment homes coming back online in 2022 and stabilization targeted for 2024.

Lease-up Progress

During the three months ended June 30, 2021, Aimco held three properties where newly constructed, or fully renovated, homes had been delivered but stabilization had not yet been reached.

•	At 707 Leahy in Redwood City, California, all apartment homes had been delivered and construction was complete as of 4Q 2020. As of July 31, 2021, the 110-unit property was 98% leased.

Second Quarter 2021 Earnings Release and Supplemental Schedules | 4

•

At The Fremont on the Anschutz Medical Campus in Aurora, Colorado, all apartment homes had been delivered and construction was complete as of 4Q 2020.  As of July 31, 2021, the 253-unit property was 74% leased.

•	At Prism, located in Cambridge, Massachusetts, all apartment homes had been delivered and construction was complete as of 1Q 2021. As of July 31, 2021, the 136-unit property was 82% leased.

Asset Management

Operating Properties

Aimco owns a geographically diversified portfolio of operating properties that produces stable cash flow and serves to balance the risk and highly variable cashflows associated with its portfolio of development and redevelopments and value-add investments.

Aimco’s Operating Portfolio produced solid results for the quarter ended June 30, 2021, showing continued improvement as our business recovers from the pandemic related impacts of 2020.

	Second Quarter					Year-to-Date
	Year-over-Year			Sequential		Year-over-Year
($ in millions)	2021	2020	Variance	1Q 2021	Variance	2021	2020	Variance
Average Daily Occupancy [1]	97.3%	95.9%	1.4%	97.6%	(0.3%)	97.4%	96.7%	0.9%
Revenue, before utility reimbursements	$33.3	$32.6	2.3%	$32.7	2.0%	$66.0	$65.9	0.1%
Expenses, net of utility reimbursements [2]	11.0	10.4	5.5%	11.2	(1.9%)	22.1	20.9	5.9%
Net operating income (NOI)	22.4	22.2	0.7%	21.5	4.0%	43.9	45.1	(2.6%)

*Excluded from the table above is one, 40-unit apartment community that Aimco’s ownership includes a partnership share.

[1] The intentional increase in lease expirations during the late spring and summer months resulted in a 30-basis point decline in Average Daily Occupancy from the quarter ended March 31, 2021.

[2] The year over year increase in expenses, net of utility reimbursements is due primarily to higher real estate taxes and insurance.

Aimco measures residential rent collection as the total amount of payments received as a percentage of all residential amounts owed. In the second quarter, Aimco collected 98.3% of all amounts owed by residents and recognized 98.8% of contractual revenue, reserving 120 basis points as bad debt.

1001 Brickell Bay Drive, a waterfront office building in Miami, Florida owned as part of a larger assemblage, is currently 73.3% occupied with the pace of tours and inquiries showing favorable indications of future leasing. Through July 31, 2021, 99.8% of second quarter rents due have been collected.

Investment Activity

Aimco expects to have a broad set of investment opportunities due to its national platform, management’s deep connections in the local markets in which we invest, and various strategic relationships. These opportunities may include, but are not limited to, development, redevelopment, portfolio acquisitions, programmatic joint ventures, debt placements, operational turnarounds, and re-entitlements. Aimco intends to undertake such opportunistic value-add transactions when warranted by the prospect of outsized risk-adjusted returns.

•	During the second quarter Aimco acquired six properties adjacent to its Hamilton on the Bay apartment community in Miami’s Edgewater neighborhood, for $12 million. Subsequent to quarter end Aimco

Second Quarter 2021 Earnings Release and Supplemental Schedules | 5

acquired an additional two properties for $7 million. In total this land assemblage allows for, as-of-right, the construction of more than 700K square feet. As part of its initial acquisition of Hamilton on the Bay, Aimco acquired waterfront land that allows for the future development of more than 400K square feet. Combined, Aimco can now construct more than 1.1M square feet of new development in this rapidly growing submarket.

•

Subsequent to quarter end, Aimco entered into a joint venture with Kushner Companies to purchase three undeveloped land parcels located in downtown Fort Lauderdale, Florida.  The total contract price for the land is $49 million ($25 million at Aimco’s 51% share) and entitlements are in place for the development of approximately three million square feet of multifamily homes and commercial space.  The land purchase is expected to close in January 2022.

•

Subsequent to quarter end Aimco’s investment committee approved a seven-acre land purchase in Colorado Springs, Colorado with a contract price of $4 million that allows for the development of 119 apartment and townhomes that is targeted to close during the third quarter.

Balance Sheet and Financing Activity

Aimco capitalizes its activities through a combination of non-recourse property debt, construction loans, third-party equity, and the recycling of Aimco equity, including retained earnings. Aimco plans to limit the use of recourse leverage, with a strong preference towards property-level debt in order to limit risk to the Aimco enterprise. When warranted, Aimco plans to seek equity capital from joint venture partners to improve its cost of capital, further leverage Aimco equity, reduce exposure to a single investment and, in certain cases, for strategic benefits.

Aimco is highly focused on maintaining ample liquidity. As of June 30, 2021, Aimco had access to $445 million, including $286 million of cash on hand, $9 million of restricted cash, and the capacity to borrow up to $150 million on our revolving credit facility.

Aimco’s net leverage as of June 30, 2021 was as follows:

	as of June 30, 2021
Proportionate, $ in thousands	Amount	Weighted Avg. Maturity (Yrs.)
Total non-recourse property debt	$436,436	5.3
Total non-recourse construction loan debt	119,747	2.9
Notes payable to AIR	534,127	2.6
Cash and restricted cash	(295,233)
Net Leverage	$795,077

In the second quarter, Aimco closed two construction loans.

•

As previously announced, a $150 million loan secured by our leasehold interest in the North Tower at Flamingo Point. The initial term of the loan is three years with two one-year extension options at an interest rate floating at One Month LIBOR plus 360 basis points. The floating interest rate has a 3.85% floor.  Loan proceeds will be used to fund the completion of construction of the North Tower at Flamingo Point and other investment activity.

•

A $101 million construction loan for the redevelopment of Hamilton on the Bay. The initial term of the loan is three years with two one-year extension options at an interest rate floating at One Month LIBOR plus 320 basis points. The floating interest rate has a 3.45% floor.

Second Quarter 2021 Earnings Release and Supplemental Schedules | 6

Subsequent to quarter end, in July, Aimco closed a $13 million supplemental, non-recourse property loan on a stabilized operating property.  Additionally, Aimco rate-locked a $40 million non-recourse property loan. The terms of these loans are 10 years at a 3.1% weighted average interest rate. Loan proceeds will be used to fund Aimco investment activity.

Dividend

Aimco plans to reinvest earnings to facilitate growth and, therefore, does not presently intend to pay a regular cash dividend.

Strategic Overview

Aimco’s mission is to make real estate investments, primarily focused on the multifamily sector within the continental United States, where outcomes are enhanced through our human capital so that substantial value is created for investors, teammates, and the communities in which we operate.

Aimco’s value proposition includes the benefits of an established multifamily investment platform coupled with significant growth potential resulting from the redeployment of Aimco equity to a deep and growing pipeline of highly accretive investment opportunities.

✓	Platform: Aimco has successfully developed or redeveloped multifamily assets worth in excess of $4.5 billion and overseen real estate transactions totaling more than $7 billion over the past decade.

✓	Growth: Aimco offers investors a high performing, high return, vehicle with expected annualized returns on equity between 12-16% once target capital allocation is achieved.

✓

Pipeline: Aimco benefits from a deep and growing investment pipeline with $1.0 billion of development and redevelopment projects currently underway, over nine million square feet of future opportunities under Aimco-control and more being actively explored.

Aimco’s financial objectives are to produce superior, project-level, risk-adjusted returns on equity as measured by the investment period Internal Rate of Return (IRR) and the Multiple on Invested Capital (MOIC).

Aimco is focused on providing superior total-return performance to shareholders, primarily through capital appreciation driven by accretive investment and active portfolio management over multi-year periods.  Aimco does not plan to pay a regular cash dividend.

Aimco’s capital allocation strategy has been designed to leverage the Aimco investment platform and optimize risk adjusted returns for Aimco shareholders.

Overall, Aimco targets a growth-oriented capital allocation, primarily weighted toward direct investment in ‘Value Add’ and ‘Opportunistic’ multifamily real estate.

Aimco has policies in place that support its strategy and guide its investment allocations, including to hold at all times a sizeable portion of its net equity in a diversified portfolio of ‘Core’ and ‘Core-Plus’ assets.

From time to time, Aimco will allocate a defined portion of its capital into Alternative Investments including passive debt and equity investments (both direct and indirect). Aimco also plans to utilize its established platform and existing relationships to generate fees through service offerings.

Second Quarter 2021 Earnings Release and Supplemental Schedules | 7

The chart below illustrates the targeted reallocation of Aimco equity expected over the next three to five years.  The timing and ultimate level of such reallocation is subject to general market conditions and investment specific factors.

*Chart depicts Aimco’s capital allocation as a percent of internally estimated Net Asset Value

Aimco seeks returns on invested equity commensurate with the specific characteristics, risk profile and financing of each individual investment.  The table below presents the basis for Aimco expected annualized returns on equity once Aimco’s capital allocation targets are achieved over an expected transition period.

	Approximate Current Allocation	Target Allocation	Target Leverage	Avg. Annualized Project-Level Return on Equity*
Value Add & Opportunistic Real Estate	10%	40% - 60%---	65%	~18%
Core & Core Plus Real Estate	55%	30% - 35%---	50%	~ 9%
Alternative Investments	20%	5% - 15%---	0%	~15%
Cash, Hedges, & Other Net Assets	15%	5% - 10%---	0%	0%

Total Expected Annualized Returns on Equity				12% - 16%
*Individual project-level return on equity is subject to specific investment risk profiles and market dynamics, a range of outcomes is likely.

Value Add and Opportunistic Real Estate

Current Investments: The Aimco Development and Redevelopment portfolio currently includes $1.0 billion of projects in construction and lease-up, located across five major US markets. In addition, Aimco controls property with the potential for an additional nine million square feet of development over time.

Second Quarter 2021 Earnings Release and Supplemental Schedules | 8

Targeted Opportunities: Aimco is actively advancing planning efforts on pipeline projects under our control with the potential for an additional five million square feet of development and redevelopment. The Aimco portfolio contains additional assets that have the capacity for approximately four million square feet of development over time.  In addition, Aimco has the opportunity to add to its investment pipeline based on strategic relationships and through sourcing by regional investment teams. Generally, Aimco seeks Development and Redevelopment opportunities in locations where barriers to entry are high, target customers can be clearly defined and where Aimco has a comparative advantage over others in the market. Aimco’s Value Add and Opportunistic investments may also target portfolio acquisitions, operational turnarounds, and re-entitlements.

Core and Core Plus Real Estate

Current Investments: Aimco’s current portfolio includes 28 apartment communities located in ten major US markets and with average rents in line with local market averages (generally defined as B class).  Aimco also owns one commercial office building that is part of an assemblage with an adjacent apartment building.

Targeted Opportunities: The target composition of our stabilized portfolio will continue to include primarily B multifamily assets, spread across a nationally diversified portfolio and with a bias toward long established residential neighborhoods which are supply constrained and rank highly in regard to schools, employment fundamentals and state and regional governance. Core Plus opportunities offer the opportunity for incremental capital investment while maintaining stabilized cash flow to accelerate income growth and improve asset values.

Alternative Investments

Current Investments: Aimco’s current allocation to Alternative Investments includes: its mezzanine loan to the Parkmerced partnership which owns 3,165 apartment homes and significant future development rights in San Francisco, California; its passive equity investments in IQHQ, a privately-held life sciences developer; and RET Ventures, an early-stage real estate technology fund.

Targeted Opportunities: Aimco expects to allocate a portion of its capital to passive debt and equity investments, both directly and at the entity level. These prove attractive when warranted by risk adjusted returns, when Aimco has special knowledge or expertise relevant to the particular investment or when the opportunity exists for positive asymmetric outcomes through strategic partnerships or otherwise. In addition, from time to time, Aimco will use its established platform and existing relationships to generate fees through service offerings to third party real estate investors, owners, and capital allocators.

Cash, Hedges, and Other Net Assets

At all times Aimco will guard its liquidity by maintaining cash and equivalents at no less than 5% of total equity.

From time to time Aimco will allocate capital to financial assets designed to mitigate risks elsewhere in the Aimco enterprise.  Existing examples include Aimco’s option to acquire an interest rate swap designed to protect against repricing risk on maturing Aimco liabilities.

Second Quarter 2021 Earnings Release and Supplemental Schedules | 9

Upcoming Event

The Aimco team plans to welcome members of the investment community to Miami, FL during the fall of 2021 where they will have the opportunity to meet and hear from members of management and to tour Aimco assets in order to experience the quality of the real estate owned and being constructed.

More details to follow. For additional information please reach out to:

Matt Foster

303-793-4661

investor@aimco.com

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States, or GAAP. Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About Aimco

Aimco is a Real Estate Investment Trust focused on property development, redevelopment, and various other value-creating investment strategies, targeting the U.S. multifamily market. Aimco’s mission is to make real estate investments where outcomes are enhanced through our human capital so that substantial value is created for investors, teammates, and the communities in which we operate. Aimco is traded on the New York Stock Exchange as AIV. For more information about Aimco, please visit our website www.aimco.com.

Team and Culture

Aimco has a national presence with corporate headquarters in Denver, Colorado, and Bethesda, Maryland. Our investment platform is managed by experienced real estate professionals based in four regions of the United States: West Coast, Central and Mountain West, Mid-Atlantic and Northeast, and Southeast. The experience and in-depth local market knowledge of the Aimco team is essential to the execution of our mission and realization of our vision.

Above all else, Aimco is committed to a culture of high performance, collaboration, and respect for all.

Contact

Matt Foster, Director, Capital Markets and Investor Relations

Investor Relations 303-793-4661, investor@aimco.com

Second Quarter 2021 Earnings Release and Supplemental Schedules | 10

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations. We caution investors not to place undue reliance on any such forward-looking statements.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent Quarterly Reports on Form 10-Q and other documents Aimco files from time to time with the SEC. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no (and disclaims any) obligation to revise or update them to reflect future events or circumstances.

Second Quarter 2021 Earnings Release and Supplemental Schedules | 11

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
REVENUES:
Rental and other property revenues	$40,418	$37,165	$80,222	$75,474

OPERATING EXPENSES:
Property operating expenses	16,403	15,322	33,345	30,671
Depreciation and amortization	20,639	19,030	41,356	38,377
General and administrative expenses [1]	7,383	1,625	13,694	3,387
Total operating expenses	44,425	35,977	88,395	72,435

Interest expense	(12,638)	(5,809)	(25,315)	(11,460)
Mezzanine investment income, net	7,551	6,936	15,018	13,683
Unrealized gains (losses) on interest rate options [2]	(16,970)	(1,080)	8,377	(1,080)
Other expenses, net	2,918	(154)	3,281	(569)
(Loss) income before income taxes	(23,146)	1,081	(6,812)	3,613
Income tax benefit (expense)	2,760	2,032	7,860	4,055
Net (loss) income	(20,386)	3,113	1,048	7,668
Net income attributable to redeemable noncontrolling interests in consolidated real estate partnership	(66)	125	86	228
Net loss (income) attributable to noncontrolling interests in consolidated real estate partnership	(275)	(10)	(566)	(5)
Net loss (income) attributable to common noncontrolling interests in Aimco Operating Partnership	1,037	(165)	(44)	(400)
Net (loss) income attributable to Aimco common stockholders	$(19,690)	$3,063	$524	$7,491

Net (loss) income attributable to common stockholders per share – basic	$(0.13)	$0.02	$—	$0.05
Net (loss) income attributable to common stockholders per share – diluted	$(0.13)	$0.02	$—	$0.05

Weighted-average common shares outstanding – basic	149,166	148,549	149,082	148,549
Weighted-average common shares outstanding – diluted	149,166	148,569	149,442	148,569

[1] General and administrative expense in the three and six months ended June 30, 2020 are represented as a carve-out of Aimco predecessor expenses and are not representative of Aimco’s anticipated expenses.

[2] Unrealized gains (losses) on interest rate options are primarily the quarterly market-to-market adjustment required to mark to fair value Aimco’s interest rate options.

Second Quarter 2021 Earnings Release and Supplemental Schedules | 12

Consolidated Balance Sheets

(in thousands) (unaudited)

	June 30,	December 31,
	2021	2020
Assets
Buildings and improvements	$1,107,929	$995,116
Land	518,954	505,153
Total real estate	1,626,883	1,500,269
Accumulated depreciation	(527,976)	(495,010)
Net real estate	1,098,907	1,005,259
Cash and cash equivalents	286,066	289,582
Restricted cash	9,167	9,153
Mezzanine investments	322,380	307,362
Right-of-use lease assets	443,460	98,280
Other assets, net	152,159	130,856
Total assets	$2,312,139	$1,840,492

Liabilities and Equity
Non-recourse property debt, net	$427,881	$447,967
Construction loans, net	114,309	—
Notes payable to AIR	534,127	534,127
Total indebtedness	1,076,317	982,094
Deferred tax liabilities	128,279	131,560
Lease liabilities	450,648	100,496
Accrued liabilities and other	91,496	62,988
Total liabilities	1,746,740	1,277,138

Redeemable noncontrolling interests in consolidated real estate partnership	4,177	4,263

Equity:
Common Stock	1,496	1,490
Additional paid-in capital	517,540	515,127
Retained earnings (accumulated deficit)	(16,315)	(16,839)
Total Aimco equity	502,721	499,778
Noncontrolling interests in consolidated real estate partnerships	31,847	31,877
Common noncontrolling interests in Aimco Operating Partnership	26,654	27,436
Total equity	561,222	559,091
Total liabilities and equity	$2,312,139	$1,840,492

Second Quarter 2021 Earnings Release and Supplemental Schedules | 13

Supplemental Schedule 1

EBITDAre and Adjusted EBITDAre

(in thousands) (unaudited)

Three Months Ended June 30, 2021
Net Income	$(20,386)
Adjustments:
Interest expense	12,638
Income tax benefit	(2,760)
Depreciation and amortization	20,639
Adjustment related to EBITDAre of unconsolidated partnerships	215
EBITDAre	$10,346
Net Income attributable to redeemable noncontrolling Interests consolidated real estate partnership	(66)
Net Income attributable to noncontrolling Interests consolidated real estate partnership	(275)
EBITDAre adjustments attributable to noncontrolling interests	38
Interest income received on Mezzanine Investment	(7,551)
Unrealized losses on interest rate options	16,970
Adjusted EBITDAre	$19,462
Annualized Adjusted EBITDAre	$77,848

Second Quarter 2021 Earnings Release and Supplemental Schedules | 14

Supplemental Schedule 2

Aimco Leverage and Maturities

(dollars in thousands) (unaudited)

				Aimco Share
Debt	Consolidated	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests	Total	Weighted Average Maturity (Years)	Weighted Average Stated Interest Rate
Fixed rate loans payable	$375,951	$5,660	$(175)	$381,436	5.7	3.36%
Floating rate loans payable	55,000	—	—	55,000	2.5	1.28%
Total non-recourse property debt	$430,951	$5,660	$(175)	$436,436	5.3	3.09%

Construction loan debt	120,123	—	(376)	119,747	2.9	3.81%
Notes Payable to AIR	534,127	—	—	534,127	2.6	5.20%
Cash and restricted cash	(295,233)	—	—	(295,233)
Net Leverage	$789,968	$5,660	$(551)	$795,077

[1] Consolidated total non-recourse property debt and construction loan debt excludes $8.9 million of deferred financing costs.

Aimco Share Non-Recourse Property and Construction Loan Debt

	Amortization	Maturities		Total	Maturities as a Percent of Total	Average Rate on Maturing Debt
2021 Q3	$2,236	$—		$2,236	—%	—%
2021 Q4	2,262	—		2,262	—	—
Total 2021	4,498	—		4,498	—	—

2022 Q1	2,288	—		2,288	—	—
2022 Q2	2,296	—		2,296	—	—
2022 Q3	2,316	—		2,316	—	—
2022 Q4	2,343	—		2,343	—	—
Total 2022	9,243	—		9,243	—	—

2023	9,576	55,000		64,576	9.89%	1.28%
2024	7,552	201,686	[1]	209,238	36.26%	3.50%
2025	7,837	—		7,837	—	—
2026	6,653	75,519		82,172	13.58%	3.10%
2027	4,482	89,518		94,000	16.10%	3.57%
2028	3,160	—		3,160	—	—
2029	2,366	30,158		32,524	5.42%	4.08%
2030	2,370	—		2,370	—	—
Thereafter	1,812	44,753		46,565	8.05%	3.34%
Total	$59,549	$496,634		$556,183

[1] Additionally, in January 2024 the term matures for the $534 million notes payable to AIR.

Second Quarter 2021 Earnings Release and Supplemental Schedules | 15

Supplemental Schedule 3

Aimco Portfolio

(unaudited)

	Number of Properties	Number of Apartment Homes	Aimco Share of Apartment Homes
Consolidated
Stabilized Operating Properties	24	6,067	6,038
Other Real Estate [1]	1	—	—
Development and Redevelopment – Owned [2]	3	275	266
Development and Redevelopment - Leased [3]	5	865	865
Total Consolidated	33	7,207	7,169
Unconsolidated	4	142	72
Total Portfolio	37	7,349	7,242

[1] Other Real Estate includes 1001 Brickell Bay Drive, Aimco’s office building adjacent to Yacht Club Apartments in the Brickell neighborhood of Miami, Florida.

[2] Development and Redevelopment – Owned includes two properties in construction with no units presently completed and the 275-unit Hamilton on the Bay community that is in redevelopment.

[3] Development and Redevelopment – Leased increased by one property in the second quarter reflecting the leasehold agreement with AIR Communities for the development of Robin Drive Land.

Second Quarter 2021 Earnings Release and Supplemental Schedules | 16

Supplemental Schedule 4

Aimco Capital Additions

(consolidated amounts in thousands) (unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2021	June 30, 2021
Direct Capital Spend:
Capital Replacements	$2,742	$5,566
Property Upgrades	361	589
Development and Redevelopment - Owned Assets	28,561	50,235
Development and Redevelopment - Leased Assets	20,108	44,209
Casualty	(45)	(147)
Total Direct Capital Spend	51,727	100,452
Total Indirect Capital Spend [1]	6,869	13,763
Total Capital Additions	$58,596	$114,215

[1] Indirect Capital Spend for the three months ended June 30, 2021 includes $5.1 million of capitalized interest and $1.3 million of other capitalized costs. Indirect Capital Spend for the six months ended June 30, 2021 includes $9.7 million of capitalized interest and $3.6 million of other capitalized costs.

Second Quarter 2021 Earnings Release and Supplemental Schedules | 17

Supplemental Schedule 5

Aimco Development and Redevelopment Project Summaries

(dollars in millions) (unaudited)

					Direct Investment
	Location	Number of units approved for development or redevelopment	Leased or Pre-Leased	Leasehold Value	Planned	To-Date	Remaining	Expected Initial Occupancy [2]	Expected Stabilized Occupancy [2]	Expected NOI Stabilization [2][3]
Aimco Owned
The Benson Hotel and Faculty Club	Aurora, CO	106	—	—	$70.0	$16.9	$53.1	1Q 2023	2Q 2025	4Q 2026
Upton Place [1]	Washington, D.C.	689	—	—	260.0	46.9	213.1	4Q 2023	4Q 2025	4Q 2026
Hamilton on the Bay	Miami, FL	276	—	—	92.4	18.6	73.8	2Q 2022	1Q 2023	3Q 2024
Subtotal		1,071		$—	$422.4	$82.4	$340.0

Leased Properties
Flamingo Point North Tower	Miami Beach, FL	366	25%	$240.0	$63.5	$36.8	$26.7	3Q 2021	1Q 2023	1Q 2024
707 Leahy	Redwood City, CA	110	91%	79.1	—	—	—	1Q 2020	4Q 2021	1Q 2023
The Fremont	Aurora, CO	253	69%	89.0	0.2	0.2	—	2Q 2020	1Q 2023	1Q 2024
Prism	Cambridge, MA	136	73%	60.9	7.1	4.5	2.6	1Q 2021	1Q 2022	1Q 2023
Robin Drive Land	Corte Madera, CA	24	—	6.1	47.1	0.6	46.5	3Q 2023	2Q 2024	2Q 2025
Subtotal		889		$475.1	$117.9	$42.1	$75.8

Total		1,960		$475.1	$540.3	$124.5	$415.8
Estimated Size of Portfolio in Active Development and Redevelopment [4]					$1,015.4
[1] Planned direct investment for Upton Place at Aimco's 90% share is $234 million.
[2] Delivery timing and stabilization is subject to change and is based on the best estimate at this time.
[3] The weighted average expected stabilized NOI yield on valuation and planned direct investment for the developments and redevelopments presented is 6.3%.
[4] Estimated size of portfolio in active development and redevelopment represents the property valuation for leasehold and the planned direct investment.

Second Quarter 2021 Earnings Release and Supplemental Schedules | 18

Supplemental Schedule 6

Stabilized Operating Results

(amounts in thousands, except community, home and per home data) (unaudited)

2Q 2021 v. 2Q 2020			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	2Q 2021	2Q 2020	Growth	2Q 2021	2Q 2020	Growth	2Q 2021	2Q 2020	Growth	2Q 2021	2Q 2021	2Q 2020	2Q 2021	2Q 2020

Central Region	7	1,562	$8,394	$8,126	3.3%	$2,913	$2,780	4.8%	$5,481	$5,346	2.5%	65.3%	97.2%	94.6%	$1,843	$1,834
Northeast	8	2,869	14,797	14,469	2.3%	4,835	4,647	4.0%	9,962	9,822	1.4%	67.3%	97.6%	96.6%	1,762	1,741
Southeast	4	1,047	6,014	5,851	2.8%	2,086	1,927	8.3%	3,928	3,924	0.1%	65.3%	97.8%	95.5%	1,958	1,951
West Coast	4	549	4,108	4,131	(0.6%)	1,116	1,023	9.1%	2,992	3,108	(3.7%)	72.8%	95.0%	96.7%	2,624	2,595

Total	23	6,027	$33,313	$32,577	2.3%	$10,950	$10,377	5.5%	$22,363	$22,200	0.7%	67.1%	97.3%	95.9%	$1,894	$1,879

2Q 2021 v. 1Q 2021			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	2Q 2021	1Q 2021	Growth	2Q 2021	1Q 2021	Growth	2Q 2021	1Q 2021	Growth	2Q 2021	2Q 2021	1Q 2021	2Q 2021	1Q 2021

Central Region	7	1,562	$8,394	$8,248	1.8%	$2,913	$2,978	(2.2%)	$5,481	$5,270	4.0%	65.3%	97.2%	97.5%	$1,843	$1,805
Northeast	8	2,869	14,797	14,537	1.8%	4,835	5,123	(5.6%)	9,962	9,414	5.8%	67.3%	97.6%	97.9%	1,762	1,726
Southeast	4	1,047	6,014	5,881	2.3%	2,086	1,980	5.4%	3,928	3,901	0.7%	65.3%	97.8%	97.8%	1,958	1,915
West Coast	4	549	4,108	4,008	2.5%	1,116	1,080	3.3%	2,992	2,928	2.2%	72.8%	95.0%	96.2%	2,624	2,531

Total	23	6,027	$33,313	$32,674	2.0%	$10,950	$11,161	(1.9%)	$22,363	$21,513	4.0%	67.1%	97.3%	97.6%	$1,894	$1,852

2Q 2021 YTD v. 2Q 2020 YTD			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	2Q 2021 YTD	2Q 2020 YTD	Growth	2Q 2021 YTD	2Q 2020 YTD	Growth	2Q 2021 YTD	2Q 2020 YTD	Growth	2Q 2021 YTD	2Q 2021 YTD	2Q 2020 YTD	2Q 2021 YTD	2Q 2020 YTD

Central Region	7	1,562	$16,642	16,482	1.0%	$5,891	$5,488	7.3%	$10,751	$10,994	(2.2%)	64.6%	97.3%	95.8%	$1,824	$1,835
Northeast	8	2,869	29,334	29,287	0.2%	9,958	9,547	4.3%	19,376	19,740	(1.8%)	66.1%	97.7%	97.5%	1,744	1,746
Southeast	4	1,047	11,895	11,873	0.2%	4,066	3,744	8.6%	7,829	8,129	(3.7%)	65.8%	97.8%	96.3%	1,937	1,963
West Coast	4	549	8,116	8,281	(2.0%)	2,196	2,094	4.9%	5,920	6,187	(4.3%)	72.9%	95.6%	96.5%	2,577	2,605

Total	23	6,027	$65,987	$65,923	0.1%	$22,111	$20,873	5.9%	$43,876	$45,050	(2.6%)	66.5%	97.4%	96.7%	$1,873	$1,884

Excluded from the tables above is one, 40-unit apartment community that Aimco’s ownership includes a partnership share.

Second Quarter 2021 Earnings Release and Supplemental Schedules | 19

Supplemental Schedule 7

Acquisitions, Dispositions, and Leased Communities

(dollars in thousands) (unaudited)

	Location	Purchase Price	Acres	Closing Date
Land Acquisitions
Benson Hotel and Faculty Club	Aurora, CO	$6.2	1.5	February 2021
Hamilton on the Bay Land Assemblage [1]	Miami, FL	19.0	1.0	June/July 2021
Total Land Acquisitions		$25.2	2.5

Leased Communities	Location	Valuation for Leasehold	Apartment Homes	Closing Date
Flamingo Point North Tower	Miami Beach, FL	$240.0	366	January 2021
707 Leahy	Redwood City, CA	79.1	110	January 2021
The Fremont	Aurora, CO	89.0	253	January 2021
Prism	Cambridge, MA	60.9	136	January 2021
Robin Drive Land [2]	Corte Madera, CA	6.1	-	June 2021
Total Leases [3]		$475.1	865

[1] Aimco purchased eight land parcels in June and July, six closed in June for $12 million and the remaining two closed in July for $7 million.
[2] Vacant land at time of lease on which Aimco is constructing 16 single family homes plus eight accessory dwelling units for a total of 24 homes.
[3] The annualized lease payments for these leases totals $26 million.

Second Quarter 2021 Earnings Release and Supplemental Schedules | 20

Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OP: AIMCO OP, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 93.6% of the legal interest in the common partnership units of the Aimco OP and 94.9% of the economic interest in the common partnership units of the Aimco OP.

AVERAGE REVENUE PER APARTMENT HOME: Represents Aimco average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•	gains and losses on the dispositions of depreciated property;
•	impairment write-downs of depreciated property;
•	impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships; and
•	adjustments to reflect the Aimco’s share of EBITDAre of investments in unconsolidated entities.

Aimco believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of Aimco’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between Aimco and other companies.

ADJUSTED EBITDAre: Adjusted EBITDAre is defined by Aimco as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•

net income attributable to noncontrolling interests in consolidated real estate partnerships, EBITDAre adjustments attributable to noncontrolling interests, and the amount of unrealized gains recognized by Aimco on its interest rate options, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;

•	the amount of interest income recognized by Aimco related to the mezzanine loan made by Aimco to a partnership owning Parkmerced Apartments that was accrued but not paid during the quarter.

FREE CASH FLOW: Free Cash Flow, as calculated for Aimco’s retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. Aimco believes that Free Cash Flow is

Second Quarter 2021 Earnings Release and Supplemental Schedules | 21

useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during Aimco’s ownership.

MEZZANINE INVESTMENTS: Aimco’s Mezzanine Investments includes the $275 million mezzanine loan, and associated accrued interest, made by Aimco to a partnership owning Parkmerced Apartments, located in southwest San Francisco. For more information regarding this investment see Aimco’s SEC Form 10-Q filed for the period ended June 30, 2021.

NET ASSET VALUE: Net Asset Value is calculated as the market value of a company's assets less its liabilities and obligations. Aimco estimates the value of its portfolio using methods management believes to be appropriate based on the characteristics of the item being valued. Stabilized operating properties are valued using a direct capitalization rate ("cap rate") method based on proportionate property NOI, less property management fees, and market cap rates. Development and redevelopment properties are generally valued based on discounting projected future cash flows. Other valuation methods include valuing recently acquired assets at purchase price, debt at its fair market value, and other tangible assets and liabilities at their accrued balance sheet value.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, generally consists of risk management activities related to Aimco’s unconsolidated partnerships and certain other corporate expenses.

PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.

Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its segments using Property NOI, which represents the NOI for the apartment communities that Aimco consolidates and excludes apartment communities that it does not consolidate. Property NOI is defined as rental and other property revenue less property operating expenses. In its evaluation of community results, Aimco excludes utility cost reimbursement from rental and other property revenues and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the revenues before utility reimbursements and GAAP property operating expenses to expenses, net of utility reimbursements as presented on Supplemental Schedule 6.

Second Quarter 2021 Earnings Release and Supplemental Schedules | 22

Segment NOI Reconciliation	Three Months Ended (in thousands)
	June 30, 2021		June 30, 2020
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$40,418	$16,391	$37,165	$15,322

Adjustment: Utilities reimbursement	(1,335)	$(1,335)	(1,266)	(1,266)

Adjustment: Non-stabilized and other amounts not allocated [2]	(5,770)	(4,106)	(3,322)	(3,679)

Total Stabilized Operating (per Schedule 6)	$33,313	$10,950	$32,577	$10,377

Segment NOI Reconciliation	Six Months Ended (in thousands)
	June 30, 2021		June 30, 2020
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$80,221	$33,332	$75,474	$30,671

Adjustment: Utilities reimbursement	(2,893)	$(2,893)	(2,715)	(2,715)

Adjustment: Non-stabilized and other amounts not allocated [2]	(11,341)	(8,328)	(6,836)	(7,083)

Total Stabilized Operating (per Schedule 6)	$65,987	$22,111	$65,923	$20,873
[1]

Approximately two-thirds of Aimco’s utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 6. Aimco also excludes the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

[2]

Properties not included in the Stabilized Operating Portfolio and other amounts not allocated includes operating results of properties not presented in the Stabilized Operation Portfolio as presented on Supplemental Schedule 6 during the periods shown, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 6 presentation.

REAL ESTATE CLASSIFICATIONS: Aimco’s real estate portfolio is diversified by price point, geography, and opportunity. Aimco’s consolidated portfolio is classified into the following groups:

DEVELOPMENT and REDEVELOPMENT - OWNED: Includes apartment communities currently under construction or in pre-construction, that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

DEVELOPMENT and REDEVELOPMENT - LEASED: Includes communities leased from a third party currently under construction or in pre-construction, that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

STABILIZED OPERATING PORTFOLIO: Apartment communities that (a) are owned and asset managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2020, and maintained it throughout the current and the comparable prior periods, and (c) are not expected to be sold within 12 months.

OTHER REAL ESTATE: Includes Aimco’s commercial office building.

Second Quarter 2021 Earnings Release and Supplemental Schedules | 23